EX-1.01 (Exhibit 1.01)

Conflict Minerals Report of Ormat Technologies, Inc.

For The Year Ended December 31, 2015

Introduction:

We are a Delaware corporation, whose shares of common stock are listed on the New York Stock Exchange and on the Tel Aviv Stock Exchange and are registered with the Securities and Exchange Commission (the "SEC").

We are a leading vertically integrated company, currently engaged primarily in the geothermal and recovered energy power business, with the objective of becoming a leading global provider of renewable energy.

This is the Conflict Minerals Report (this "Report") of Ormat Technologies, Inc. ("Ormat", the "Company" or "we") for calendar year 2015 in accordance with Rule13p- 1. As amended (“Rule 13p- 1”) every registrant that (i) files reports with the Securities and Exchange Commission ("SEC") under Sections 13(a) or 15 (d) of the Exchange Act and (ii) has "conflict minerals" that are necessary to the functionality or production of a product manufactured or contracted by that registrant to be manufactured, is required to file a Conflict Minerals Report within the period specified therein. "Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”).

Ormat's Code of Conduct defines the company‘s overall principles and commitment towards legal compliance, ethical conduct, human rights, anti-corruption work and environmental protection. These high expectations extend to Ormat partners, subcontractors and suppliers. In connection with Rule 13p-1, we have adopted a policy with respect to our sourcing of conflict minerals which is in compliance with the OECD guidance.

Unless otherwise defined herein, defined terms used in this Report have the meaning ascribed to such terms in Rule 13p- 1, Form SD, and the 1934 Act Release No. 34- 67716 (August 22, 2012).

1.	Overview

Company Overview

Ormat and its subsidiaries currently conduct business activities in the following two business segments:

●

Electricity Segment — in this segment, we develop, build, own and operate geothermal and recovered energy- based power plants in the United States and geothermal power plants in other countries around the world and sell the electricity they generate; and

●

Product Segment — in this segment, we design, manufacture and sell equipment for geothermal and recovered energy- based electricity generation, remote power units and other power generating units and provide services relating to the engineering, procurement, construction, operation and maintenance of geothermal and recovered energy- based power plants.

Our customers for the Product segment are contractors, geothermal power plant owners and geothermal power plant developers and operators.

For more information about Ormat, please visit www.ormat.com. The content of any website referred to in this Report is included for general information only and is not incorporated by reference herein.

Supply Chain

In accordance with applicable SEC rules, we conducted due diligence on the source and chain of custody of those conflict minerals used in our Product Segment. We concluded that no such examination is necessary with respect to the Electricity Segment because this segment does not involve the sale of products by the Company.

In connection with our manufacturing activities in the Product Segment, we identified certain conflict minerals that are used by us and are necessary to the functionality and production of our products in the following raw materials or components used by us: steel (low and high grade), electronic cards and electronic cables (including tin plating). All of such raw materials are being purchased from various suppliers. We also use subcontractors to manufacture some of our products' components and for construction activities of power plants. We work with a large number of suppliers throughout the world and often there are multiple tiers between the gold, tin, tantalum and tungsten (3TG) mines and our direct suppliers. Therefore, we have to rely on our Tier 1 suppliers to cooperate with us and work with their own upstream suppliers or sub-contractors in order for them to provide us with accurate information about the origin of the 3TG in the components we purchase from them that are included in our products.

2.	Reasonable Country of Origin Inquiry (RCOI)

Ormat has conducted in good faith a reasonable country of origin inquiry (“RCOI”) to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an "adjoining country" (together, the "Covered Countries") or are from "recycled or scrap sources" (as such terms are defined in Rule 13p-1). In parallel, we conducted due diligence on the source and chain of custody of those conflict minerals to the large number of suppliers we identified as ones from whom we source materials or components that may contain 3TG.

As part of our RCOI, we employed several methods to assess whether the necessary conflict minerals in our products originated from any of the Covered Countries, including the following:

●	Internal assessment and analysis of our products to determine which products contain or may contain conflict minerals that are necessary to the functionality or production of these products.

●

Compiled a list of suppliers based on the applicable suppliers list which Ormat purchased from during the calendar year 2015, which was issued using the Ormat Management System (OMS) by IT developers and according to the criterions defined by the OMS manager and the Purchasing manager. The list includes a total of 3,954 suppliers. Each supplier has a "Purchase Types" field, which contains one of the following values: Services, BOM, Office supplier, Goods and Capital Expenditure. Only the suppliers with "BOM" values in "Purchase Types" field were applicable to the conflict minerals rule.
In order to identify and assess risk in the supply chain, we undertook a risk- based approach and engaged the suppliers representing approximately 90% of our 2015 expenditures on procurement for the product segment. Therefore, Ormat's finalized level 1 suppliers list ("relevant suppliers") includes a total of 115 suppliers.

●

Contracted a third party service provider to assist us with the suppliers’ survey. Through this third party, we sent letters to our relevant suppliers to explain the rule and to refer the suppliers to online training materials and instructions. We solicited information from our relevant suppliers of raw materials and components of products, using the standard template managed by Conflict Free Sourcing Initiative (“CFSI”) known as the Conflict Minerals Reporting Template ("CMRT") version 4.01.

●	Reviewed the responses that we received and followed up on inconsistent, incomplete, and inaccurate responses, and we sent reminders to suppliers who did not respond to our requests for information.

●	Compared smelters or refiners that were identified by our suppliers against the list of facilities, which have received a DRC conflict free designation from the Conflict Free Smelter Program (CFSP).

Currently, we do not have sufficient information from our suppliers to determine the complete list of the country of origin of the conflict minerals used in our products or the facilities used to process those conflict minerals. Therefore, we cannot exclude the possibility that some of these conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country and are not from recycled or scrap sources.

Based on this result, Ormat conducted due diligence activities and described these in this Report.

3.	Due Diligence Framework

We designed the due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict- Affected and High- Risk Areas (OECD, 2013) (“OECD Framework”) and related supplements for 3TG

4.	Due Diligence Measures

Our due diligence efforts for 2015 included the following steps:

4.1 Establish management and control systems.

●

Established a cross- functional conflict minerals steering committee comprised of representatives from procurement and finance departments to direct the overall efforts of the conflict minerals compliance program, with VP finance and accounting as the process owner. Reviewed the Conflict Minerals Policy with respect to sourcing of minerals from the DRC and its adjoining countries. As part of our policy, we strive to ensure that purchased metals originate only from smelters validated as being Conflict Mineral free. In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of these materials, legal compliance and measures for implementation. The policy is available at: http://www.ormat.com/social-responsibility-and-sustainability. Maintained a grievance mechanism, in which concerns and violations of this Policy can be reported to Ormat:

●	Online via our website www.ormat.com; or

●	By electronic mail to the following address ormat@ormat.com

●	Strengthened Ormat's engagement with its suppliers by:

●	Referring suppliers to training materials which include an overview of the applicable SEC rules and instructions on how to respond to the survey.

●

Reviewing the conflict minerals contract clause incorporated in our master purchasing agreement for new contracts requires our suppliers to cooperate with us and provide us the information required to perform our analysis on conflict minerals. Such clause is also included in the terms and conditions sections attached to each purchase order issued by the Company.

●	Maintaining record retention for a minimum of five years.

4.2	Identify and assess risks in the supply chain.

To identify risks in our supply chain, we undertook the following measures:

●

We assessed two risks in the supply chain: (1) the risk of not receiving on time and accurate information from the supplier; and (2) the risk of not being able to replace a supplier, while trying to move towards the goal of being a conflict free company. We have segmented our suppliers into three risk levels (high, medium and low) by referring to Conflict Minerals-related risks based on suppliers characteristics, such as: the geographical location of the supplier, whether or not the supplier is a SEC registrant, volume of expenditures during 2015 and the extent to which the company is dependent upon any particular supplier or, conversely, the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the supplier level of risk.

●

As part of the risk assessment phase, we have identified that out of the responses received, 35% of Ormat's relevant suppliers have policy in place which addresses the conflict minerals sourcing, 27.5% do not provide Ormat with products containing Conflict Minerals,.

●	Responses received were subject to a "red flag" review. Responses that we identified as incomplete or inconsistent based on the red flag review process were identified for follow up.

●

We have identified, to the best of our efforts, the smelters and refiners in the supply chain by conducting a supply chain survey using the CMRT, requesting suppliers to identify smelters and refiners and country of origin of the Conflict Minerals in products supplied to Ormat. In addition, we have compared smelters and refiners identified by the supply chain survey against the list of facilities that have received a "conflict free" designation from the Conflict Free Smelter Program (“CFSP”) or other independent third party audit program.

4.3	Design and implement a strategy to respond to identified risks

To address the risks in the supply chain, the following actions were taken:

●	Ormat's senior management was updated with the risk analysis and risk management actions and outcomes.
●	Suppliers who provided incomplete or inconsistent responses were sent a follow- up corrective action letter asking for clarification.
●	Suppliers that did not respond to our initial survey request were sent follow up letters requesting that they provide the information requested.

Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process and update the risk mitigation strategy accordingly.

4.4	Carry out independent third- party audit of smelter/refiner due diligence practices.

We do not typically have a direct relationship with 3TG smelters and refiners and therefore do not perform direct audits of these entities. As a result, our due diligence efforts relied on cross- industry initiatives such as those led by the CFSI to conduct smelter and refiner due diligence.

4.5	Report annually on supply chain due diligence.

Our Conflict Minerals Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing Form SD and this Report with the SEC and posting it publicly on the internet. See the following link: http://www.ormat.com/social-responsibility-and-sustainability.

5.	Conclusion

We conducted a supply-chain survey of the 115 relevant suppliers that we identified which may contribute necessary conflict minerals to our products. The overall response rate to this survey was approximately 34% containing the names and locations of smelters and refiners (see Annex 1) and country of origin see (Annex 2) which process Conflict Minerals.

Of this response rate:

●	70% suppliers were classified as “Free no 3TG”[1]
●	5% suppliers were classified as “Undetermined not from DRC”[2]
●	25% suppliers were classified as “Undetermined from DRC”[3]

1 “Free no 3TG”, Suppliers that reported that 3TG minerals are not necessary for the functionality or production of the products provided to Ormat

2 “Undetermined not from DRC”, Suppliers that reported that the 3TG being used in the products supplied to Ormat do not originate from Covered Countries but they have not yet concluded their due diligence process so this determination can potentially change (and our due diligence for these Relevant Suppliers is still ongoing)

3 “Undetermined from DRC”, Suppliers that reported that the 3TG being used in the products supplied to Ormat originate from Covered Countries and the smelters are approved by the CFSI program, but they have not yet concluded their due diligence process so this determination can potentially change (and our due diligence for these Relevant Suppliers is still ongoing)

Our supply chain is complex and there are multiple tiers between the Company and the mine. Accordingly, we rely, to a large extent, on our suppliers to provide information on the origin of the conflict minerals contained in components which are supplied to us to be included in our products.

Despite receiving responses from suppliers listing smelter or refiner names in their supply, the suppliers were unable to accurately report which specific smelters were part of the supply chain of the components that were sold to Ormat in 2015.

In light of this lack of conclusive information, we are unable to determine and to describe the full list of facilities used to process those necessary conflict minerals or their country of origin. In addition, the information gathered from our suppliers is not on a continuous real-time basis.

Table: Smelters or refiners verified as conflict-free or in the audit process

Tantalum	47 of 49 (95.9%)
Tin	76 of 96 (79.2%)
Tungsten	31 of 51 (60.8%)
Gold	95 of 131 (72.5%)
Total	249 of 327 (76.1%)

Status of identified smelters and refiners:

2015
Verified Conflict Free	216
Participating in an audit process	33
Not Participating	78
Total	327

6. Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

●	Expand the number of suppliers requested to supply information in the product segment.

●	Direct suppliers to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

●	Strengthening communications with suppliers in order to improve the number of suppliers that respond to the company's supply chain surveys.

●	Continue to send follow up letters to high-risk non-responsive suppliers and to suppliers with conflict minerals from the covered countries from non-certified smelters.

Caution Concerning Forward- Looking Statements

Information provided in this Report may contain statements relating to current expectations and plans that are "forward- looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward- looking statements generally relate to Ormat's plans, objectives and expectations for future plans and events and are based upon its management's current estimates. These statements are subject to risks and uncertainties and may not prove to be accurate. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 26, 2016 and its other filings. These forward- looking statements are made only as of the date hereof, and, except as required by applicable law, we undertake no obligation to update or revise the forward- looking statements, whether as a result of new information, future events or otherwise.

Annex 1- listing smelter or refiner names in supply chain

Metal	Smelter Name	Smelter Country
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asaka Riken Co Ltd	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	Caridad	MEXICO
Gold	Cendres & Métaux SA	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF
Gold	DaeryongENC	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	Johnson Matthey Ltd	CANADA
Gold	Johnson Matthey Inc	UNITED STATES
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd	JAPAN

Metal	Smelter Name	Smelter Country
Gold	Kazzinc Ltd	KAZAKHSTAN
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Met-Mex Peñoles, S.A.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	PAMP SA	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF
Gold	Schone Edelmetaal	NETHERLANDS
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Hishikari Mine	JAPAN
Gold	Mitsui & Co. Precious Metals Inc. Hong Kong Branch	HONG KONG
Gold	Nippon Mining & Metals	JAPAN
Gold	UBS AG	SWITZERLAND
Gold	Codelco	CHILE

Metal	Smelter Name	Smelter Country
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co. Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Great Wall Gold and Silver Refinery of China	CHINA
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Tokuriki Honten Co., Ltd	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	Umicore Brasil Ltda	BRAZIL
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Yokohama Metal Co Ltd	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co. Ltd	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck Group	GERMANY
Tantalum	Hi-Temp	UNITED STATES
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Kemet Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee	AUSTRIA
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA
Tantalum	Ethiopian Minerals Development Share Company	Ethiopia
Tantalum	Fujian Nanping	China
Tantalum	Melesi	Italy
Tantalum	Metal Do	JAPAN
Tantalum	Special Metals Wiggin LTD	UNITED KINGDOM
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION

Metal	Smelter Name	Smelter Country
Tantalum	Taki Chemicals	JAPAN
Tantalum	Tantalite Resources	SOUTH AFRICA
Tantalum	Telex	UNITED STATES
Tantalum	Ulba	KAZAKHSTAN
Tantalum	Zhuzhou Cement Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA
Tin	Cooper Santa	BRAZIL
Tin	CV JusTindo	INDONESIA
Tin	CV Makmur Jaya	INDONESIA
Tin	CV Nurjanah	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA
Tin	Jiangxi Nanshan	CHINA
Tin	Kai Unita Trade Limited Liability Company	CHINA
Tin	Linwu Xianggui Smelter Co	CHINA
Tin	Liuzhou China Tin	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION
Tin	OMSA	BOLIVIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA

Metal	Smelter Name	Smelter Country
Tin	PT Karimun Mining	INDONESIA
Tin	PT Koba Tin	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Alpha Metals Korea Ltd.	KOREA, REPUBLIC OF
Tin	Electro. Oy metal Pte	Singapore
Tin	Feinhutte	GERMANY
Tin	Fuji Metal Mining	THAILAND
Tin	Heraeus Technology Center	HONG KONG
Tin	Keeling and Walker	UNITED KINGDOM
Tin	Mitsubishi Electric Metecs Co.	JAPAN
Tin	OM Manufacturing Phils.Inc	PHILIPPINES
Tin	Sevotrans	GERMANY
Tin	Tamura	INDONESIA
Tin	TIB Chemicals AG	GERMANY
Tin	CV Duta Putra Bangka	INDONESIA
Tin	Felder GmbH - Löttechnik	GERMANY
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA
Tin	Persang Alloy Industries	INDIA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia	BRAZIL
Tin	Yunnan Chengfeng	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Metal	Smelter Name	Smelter Country
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	HC Starck GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Group Co	CHINA
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	LME	UNITED KINGDOM
Tungsten	Carbografite Equipamentos Industriais Ltda	BRAZIL
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten Co., Ltd	CHINA

Annex 2- country of origin

Gold	Tin
Canada	Brasil
Australia	Thailand
Japan	China
China	Indonesia